UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2014

Liberty Global plc
(Exact Name of Registrant as Specified in Charter)

England and Wales	001-35961	98-1112770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

38 Hans Crescent, London, England
SW1X 0LZ
(Address of Principal Executive Office)

+44.20.7190.6449 or 303.220.6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

 On April 30, 2014, Liberty Global plc (“we”, “us”, “our” or the “Company”) entered into a multi-year employment agreement (the “Agreement”) with Michael T. Fries, our Chief Executive Officer and President. The terms of the Agreement are described below.

Introduction; Effect of Changes in U.K. Law
Our board of directors and the Compensation Committee of our board of directors (the “Compensation Committee”) have determined that it is in the Company’s best interest to enter into an employment agreement with Mr. Fries to serve as our CEO in order to promote stability in management, secure his services for the long term, implement appropriate restrictive covenants and recognize his outstanding performance and the Company’s success under his leadership. Mr. Fries was not previously subject to an employment agreement with us.
Although we are incorporated in the U.K., our ordinary shares are listed and traded on the NASDAQ Global Select Market, and Mr. Fries is based in Denver, Colorado. Consequently, the compensation for Mr. Fries, and the terms of the Agreement, are based on U.S. customs and standards as we are competing with U.S. companies for senior management personnel based in the U.S. Recent changes in U.K. law require that the compensation of our directors (including that of Mr. Fries who is a member of our board of directors), including historical compensation, whether awarded on terms subject to U.S. law or not, be consistent with a compensation policy approved by our shareholders. A compensation policy for our directors will be submitted to our shareholders for approval at our 2014 annual general meeting to be held in June 2014.
Summary of Agreement
The Agreement is effective on April 30, 2014 and has an initial five-year term ending on April 30, 2019. After the initial term, the Agreement automatically renews for successive one-year terms unless either party provides at least 180 days written notice to the other party of its intention not to renew the term. Notwithstanding the foregoing, the Agreement and Mr. Fries’ employment may be terminated at any time during the initial five-year term or a renewal term.
Mr. Fries’ base salary will be $2.0 million per year, subject to annual increase at the discretion of the Compensation Committee. Mr. Fries will receive a cash bonus of $5.0 million within ten days of signing the Agreement.
The Agreement provides for the award of restricted share units of one million Class A ordinary shares and one million Class B ordinary shares (the “Performance Grant Award”) upon signing of the Agreement. The Performance Grant Award is subject to the achievement of a performance condition measured in 2014 and a three-year service-based vesting period. However, if the Company’s directors’ compensation policy is not approved at the 2014 annual general meeting, the Performance Grant Award will vest and be settled no later than December 20, 2014, conditioned upon the satisfaction of the performance condition; provided, that the earned Performance Grant Award will be subject to a clawback (or recoupment) provision for a three-year period as provided in the Agreement. The Performance Grant Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.
Mr. Fries’ maximum annual bonus opportunity for 2014 of $8.0 million will increase by $500,000 each year, provided that no increase is required if the base performance objective applicable to Mr. Fries’ annual bonus was not achieved in the previous year. There is no guaranteed bonus amount. The actual amount paid to Mr. Fries will depend on the achievement of qualitative and quantitative performance objectives, which will be determined each year by the Compensation Committee.
During the term of the Agreement, Mr. Fries will participate in the Company’s equity compensation programs on the same basis as other executives of the Company. Pursuant to these programs, Mr. Fries will be entitled to receive grants of annual equity awards (the “Annual Equity Awards”). The Annual Equity Awards granted to Mr. Fries may be in the form of performance share units (“PSUs”), share appreciation rights (“SARs”) or other forms of equity as determined by the Compensation Committee, with the terms and conditions substantially the same as those for our other senior executive officers. The target value of these Annual Equity Awards is intended to be based on the target value for similar awards in 2014 as disclosed in the Company’s proxy statement for its 2014 annual general meeting and increased each year (beginning in 2016) by $2.5 million; however the Compensation Committee may determine the actual target value of Annual Equity Awards each year in its sole discretion and may reduce this amount subject to the terms of the Agreement.

In addition to participating in U.S. employee benefit plans and arrangements sponsored by the Company for the benefit of its senior executive group, Mr. Fries is entitled to use the Company’s aircraft for up to 120 hours of personal use per year, in accordance with the terms of aircraft time sharing agreements with the Company. In addition, the Company agreed to pay all reasonable legal fees and expenses incurred by Mr. Fries in connection with the negotiation and execution of the Agreement.
If Mr. Fries’ employment is terminated as a result of his death or disability (as defined in the Agreement), Mr. Fries or his heirs, as applicable, will be entitled to receive: (i) Mr. Fries’ accrued but unpaid base salary through the date of termination; (ii) any annual bonus for a completed year that was earned but not paid as of the date of termination; (iii) any accrued but unused vacation leave pay as of the date of termination; (iv) any accrued vested benefits under the Company’s employee welfare and tax-qualified retirement plans, in accordance with the terms of those plans; and (v) reimbursement of any business expenses (“Accrued Benefits”). In addition, (A) the Company will pay Mr. Fries or his heirs, as applicable, an amount equal to a pro rata portion of the annual bonus Mr. Fries would have received for the calendar year of his termination (the “Pro-Rata Bonus”); (B) any options, SARs or other nonperformance based awards will fully vest, with options and SARs remaining exercisable until the earlier of three years from Mr. Fries’ termination or the original expiration of such award; (C) the Performance Grant Award will no longer be subject to the clawback provisions; (D) if Mr. Fries’ termination is during a performance period with respect to any PSUs (or other performance based award) that were granted as part of an Annual Equity Award, Mr. Fries will be entitled to a pro-rata amount of such awards based on performance through the end of the year of Mr. Fries’ termination and (E) Mr. Fries’ family may elect to continue to receive coverage under the Company’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits with premiums paid or reimbursed by the Company.
If Mr. Fries is terminated for cause (as defined in the Agreement) or resigns (other than for good reason (as defined in the Agreement)), he will be entitled to receive the Accrued Benefits and Mr. Fries will not be entitled to any other amounts under the Agreement.
If Mr. Fries’ employment is involuntarily terminated by the Company without cause, or if Mr. Fries voluntarily terminates his employment for good reason, Mr. Fries will be entitled to receive: (i) the Accrued Benefits; (ii) an amount equal to the Pro-Rata Bonus; (iii) an amount equal to one-twelfth (1/12) of the average annual base salary Mr. Fries was earning in the calendar year of the termination and the immediately preceding calendar year, multiplied by the applicable number of months in the “Severance Period” (as defined below), which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period; and (iv) an amount equal to one-twelfth (1/12) of the average annual bonus paid to Mr. Fries for the immediately preceding two years (regardless when paid), multiplied by the number of months in the Severance Period, which amount shall be paid in substantially equal payments over the course of the Severance Period in accordance with the Company’s normal payroll practices during such period. In addition, any options, SARs or other nonperformance based awards will fully vest, with options and SARs remaining exercisable until the earlier of three years from Mr. Fries’ termination or the original expiration of such award, other nonperformance based awards and the Performance Grant Award (to the extent the performance conditions are satisfied) shall be accelerated and settled, the Performance Grant Award will no longer be subject to the clawback provisions and Mr. Fries and his family may elect to continue to receive coverage under the Company’s group health benefits plan subject to the terms of such plan or receive COBRA continuation of the group health benefits previously provided to Mr. Fries and his family with premiums paid or reimbursed by the Company. The “Severance Period” is a period of 24 months commencing on the termination of Mr. Fries’ employment.
If Mr. Fries’ employment is involuntarily terminated by the Company without cause, or if Mr. Fries voluntarily terminates his employment for good reason, Mr. Fries shall continue to earn each of the outstanding PSUs or other performance based awards that were granted as part of an Annual Equity Award, if and to the extent the performance metrics are satisfied during the applicable performance period, based upon actual performance through the end of the applicable performance period, as certified by the Compensation Committee, as if Mr. Fries’ employment had not terminated. If the termination is prior to the grant date for all Annual Equity Awards that would have been granted during the initial term (or applicable renewal term) in which Mr. Fries’ termination took place, then the Company shall pay to Mr. Fries additional amounts equal to the Applicable Percentage (as defined below) of the target value of the Annual Equity Awards that would have been made during such term, with payments being made in the first 90 days of the applicable grant years. The “Applicable Percentage” is the percentage of the Annual Equity Grant value that is made in the form of PSUs (or other full value equity awards) and shall not be less than 50%.
If Mr. Fries’ employment is involuntarily terminated by the Company without cause or if Mr. Fries voluntarily terminates his employment for good reason and the termination is prior to the grant date for all Annual Equity Awards that would have been granted during the initial term (or applicable renewal term) in which Mr. Fries’ termination took place, then in respect of options, SARs or other share-based appreciation awards (other than PSUs or other full value equity awards, the treatment of which under these circumstances is described above) that would have been granted (“Ungranted Appreciation Awards”), the Company shall pay to Mr. Fries, on each date such awards would have vested and based on certain assumptions included in the Agreement (including, taking into account the Applicable Percentage as described above), a lump sum cash amount equal to (x) the number of shares underlying the Ungranted Appreciation Awards that would have vested on the applicable vesting date, multiplied by (y) the excess of the closing share price on the applicable assumed vesting date over the closing share price on the assumed grant date.
Immediately upon the consummation of a change in control (as defined in the Agreement), the Performance Grant Award shall no longer be subject to clawback. If Mr. Fries remains employed by the Company (or its successor) for 12 months following a change in control, or is involuntarily terminated by the Company without cause or voluntarily terminates for good reason prior to such time, then the outstanding PSUs (for which the performance period has not expired) and the unvested SARs will become fully vested as of the first anniversary of the change in control (or earlier date of termination or resignation), with outstanding PSUs deemed to be earned at the maximum level. If Mr. Fries’ employment is involuntarily terminated by the Company without cause or if Mr. Fries voluntarily terminates his employment for good reason, either of which occurs within 13 months following a change in control, then Mr. Fries shall be treated as if his employment was terminated without cause or for good reason except that the Severance Period shall be the lesser of: (i) 36 months; or (ii) the number of full calendar months remaining until the expiration of the initial term (or applicable renewal term) of the Agreement in which Mr. Fries’ termination took place; provided that in no event shall the Severance Period be less than 24 months.
Pursuant to the Agreement, Mr. Fries is subject to customary restrictive covenants, including those relating to non-solicitation, noninterference, non-competition and confidentiality, during the term of the Agreement and, depending on the circumstances of termination, for a period of up to two years thereafter.
Mr. Fries has agreed to waive any rights he would have under any agreement to a gross-up for any taxes associated with a parachute payment.
As a result of the new U.K. laws discussed above, in the event that the directors’ compensation policy is not approved by our shareholders, we could be in a position where paying our directors any compensation or benefits after December 31, 2014 could violate U.K. law or breach existing U.S. contractual obligations, including in connection with historical equity awards. Our board of directors considered the associated risks and concluded that it is desirable to address some of these risks in the Agreement. The Agreement addresses treatment of Mr. Fries’ outstanding equity awards if the directors’ compensation policy is not approved by our shareholders prior to December 20, 2014. Under these circumstances, all PSUs and SARs granted to Mr. Fries on or after June 27, 2012 will fully vest, with the PSUs settled on December 20, 2014 at the maximum performance level, and with Mr. Fries having the election to exercise the vested SARs prior to December 29, 2014. If the SARs vest and are exercised pursuant to the previous sentence, then Mr. Fries will be entitled to receive new SAR grants to replace the exercised grants under the terms provided for in the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL PLC

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: April 30, 2014

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